CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Maximum Aggregate Offering Price	Amount of Registration Fee (1)
Debt Securities	$75,000,000	$4,185

(1)	Calculated in accordance with Rule 457(r) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Fee of $4,185 is being entirely offset in reliance upon Rule 457(p) under the Securities Act against remaining registration fees previously paid in an aggregate amount of $11,022 which were carried forward from Registration Statement No. 333-112604, which was initially filed with the Securities and Exchange Commission by the registrant on February 9, 2004 (“Prior Fee Amount”). The basis for the Prior Fee Amount is set forth in Footnote (1) of the Calculation of Registration Fee table on the cover of Registration Statement No. 333-148527. Taking into account the payment of the current registration fee, in addition to fees paid in connection with prior filings under Rule 424 associated with Registration Statement No. 333-148527, the registrant will have $6,009 remaining available for future registration fees. In accordance with Rule 456(b) and 457(r) under the Securities Act, this “Calculation of Registration Fee” table shall be deemed to update the “Calculation of Registration Fee” table in Registration Statement No. 333-148527.

Pricing Supplement No. 1 dated March 20, 2009 (To prospectus dated January 8, 2008 and prospectus supplement dated March 18, 2009)	Filing under Rule 424(b)(2) Registration No. 333-148527

$300,000,000

NORTHWEST NATURAL GAS COMPANY

Secured Medium-Term Notes, Series B

(A Series of First Mortgage Bonds)

and

Unsecured Medium-Term Notes, Series B

Due from One Year to 30 Years from Date of Issue

CUSIP No.: 66765RBX3	Stated interest rate (%): 5.370%

Secured X Unsecured	Maturity date: February 1, 2020

Principal amount ($): $75,000,000	Settlement date: March 25, 2009

Issue price (%): 100.000%

Net proceeds to Company ($): 74,531,250

Repayable at the option of holder: Yes             No    X

    Repayment Date: Not Applicable

    Repayment Price: Not Applicable

    Election Period: Not Applicable

Sole Book-Running Manager: J.P. Morgan Securities Inc. (70%)

Co-Manager: Banc of America Securities LLC (30%)

Type of Transaction: Principal Transaction

Interest payment dates: February 1 and August 1 commencing August 1, 2009

Regular record dates: January 15 and July 15

Redeemable: Yes   X      No

    In whole

    In whole or in part   X

Fixed redemption price: Yes             No   X

    Initial redemption date: Not Applicable

    Initial redemption price: Not Applicable

    Reduction Percentage: Not Applicable

    Redemption limitation date: Not Applicable

    Make-Whole Redemption Price: Yes   X      No

    Make-Whole Spread: 0.500%

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this pricing supplement or the accompanying prospectus or prospectus supplement is truthful or complete. Any representation to the contrary is a criminal offense.